Exhibit 10(c)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Prospectus and to the use of our reports: (1) dated April 22, 2009, with respect to the financial statements of ML of New York Variable Annuity Separate Account D and (2) dated March 26, 2009, with respect to the financial statements of ML Life Insurance Company of New York in Post-Effective Amendment No. 7 to the Registration Statement (Form N-4, No. 333-119797) under the Securities Act of 1933, and the related Prospectus of Merrill Lynch Investor Choice Annuity (IRA Series) dated May 1, 2009.

/s/ Ernst & Young LLP

Des Moines, Iowa
April 27, 2009